CHARTER

                                       OF

                             Wilon Resources, Inc.

     The undersigned person under Tennessee Business Corporation Act adopt(s) the following charter for the above listed corporation:

     1. The name of the Corporation is Wilon Resources, Inc.

     2. The number of shares of stock the corporation is authorized to issue is One Thousand (No Par).

     3. (a) The complete address of the corporation's initial registered office in Tennessee is

949 Lula Lake Road, Lookout Mountain, Tennessee 37350
County of Hamilton

     (b) The name of the initial registered agent, to be located at the address listed in 3(a), is S.J. Rutledge

     4. The name and complete address of each incorporator is:

S.J. Rutledge, 949 Lula Lake Road, Lookout Mountain, Tennessee  37350

     5. The complete address of the corporation's  principal office is:

949 Lula Lake Road, Lookout Mountain, Tennessee 37350

     6. The corporation is for profit.

     7. Other provisions:

The purpose for which the corporation is organized as:

     (a) To purchase, or in any way acquire for investment or for sale or otherwise, lands, contracts for the purchase or sale of lands, buildings, improvements, and any real property of any kind or any interest therein, and as the consideration for the same to pay cash or to issue the capital stock, debenture bonds, mortgage bonds, or other obligations of the corporation, and to sell, convey, lease, mortgage, deed of trust, turn to account, otherwise deal with all or any part of the property of the corporation to make and obtain loans upon real estate, improve or unimproved, and upon personal property, giving or taking evidences of indebtedness and securing the payment thereof by mortgage, trust deed, pledge or otherwise, and to enter into contracts to buy or sell any property, real or personal, to buy and sell mortgages, trust deeds, contracts, and evidences of indebtedness, paying for the same in cash, stock or bonds, of this corporation and to draw, make, accept endorse, discount, execute, and issue promissory notes, bills of exchange, warrants, instruments, or obligations of the corporation, from time to time, for any of the objects or purposes of the corporation without restriction or limit as to amount.

     (b) To engage in any lawful business; to do all and everything necessary, suitable, or proper for the accomplishment of any of the purposes, attainment of any of the objectives, or the exercise of any of the powers herein set forth, either alone of in conjunction with other corporations, firms or individuals, and either as principals or agents, and to do every other act or acts, thing or things incidental or pertinent to or growing out of or connected with the above mentioned objectives, purpose, or powers.

     (c) In general to have and to exercise any and all powers that corporations have and may have under the laws of the State of Tennessee, and as the same may be amended, for any lawful purpose.


September 29, 1998                                  ss//S.J. Rutledge_____
Signature Date                                      Incorporator's Name

                                                        S.J. Rutledge______
                                                    Incorporator's Name










        Article 2 is hereby amended to read as follows:

     This corporation shall have the authority to issue two classes of capital stock the total of which shall be 60,000,000 shares. The classification and par value of 50,000,000 shares shall be common voting stock having a par value of $.001 per share, and each share shall be entitled to the same dividend, liquidation, and voting rights; the classification and par value of 10,000,000 shares shall be preferred stock having a par value of $.001 per share. Said preferred stock may be issued from time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion, rights upon dissolution or liquidation, and with such designations or restrictions thereof as shall be determined by resolution adopted by the Board of Directors at the time such stock is issued without further approval of the shareholders.

        A new Article 8 is hereby adopted to read as follows:

     The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the Tennessee business Corporation Act, as the same may be amended and supplemented.

        A new Article 9 is hereby adopted to read as follow:

     The Corporation shall, to the fullest extent permitted by the provisions of Tennessee Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stock holders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.